Exhibit 99.1

Press Release	For Immediate Release Contact: Robert W. White, Chairman, President and CEO or Jack Sandoski, Senior Vice President and CFO (215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2009
Jenkintown, PA (January 29, 2010) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported a net loss of $2.0 million for the quarter ended December 31, 2009, compared to a net loss of $3.9 million for the quarter ended December 31, 2008. The Company’s basic and diluted loss per share were both $0.10 for the fourth quarter of 2009 compared to a basic and diluted loss per share of $0.18 for the fourth quarter of 2008. Additionally, the Company reported a net loss of $7.2 million for the year ended December 31, 2009, compared to net income of $2.1 million for the year ended December 31, 2008. The Company’s basic and diluted loss per share were both $0.36 for 2009 compared to basic and diluted earnings per share of $0.10 and $0.09, respectively, for 2008.
The net loss for the quarter and year were due primarily to our provision for loan losses, which amounted to $6.4 million for the fourth quarter of 2009 and $18.7 million for the year 2009. The results for the year also include a net loss on real estate owned (“REO”) of $5.5 million. Despite these losses, we have maintained our book value per share by utilizing our strong capital base to repurchase outstanding common shares. Our book value per share at December 31, 2009 and 2008 was $10.18 and $10.19, respectively.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “Our financial results for the fourth quarter and the year 2009 reflect the continued impact of the national recession. While the overall economy is beginning to see signs of a recovery, our local and regional real estate markets are still suffering. In the face of declining values for collateral properties as well as financial pressure on some of our large loan customers, we made additional provisions to our allowance for loan losses during the fourth quarter, primarily related to our construction loan portfolio. As a result of our strong capital base, we were able to absorb these losses and remain well-capitalized under any financial or regulatory measure.”
Mr. White continued, “Our deposits grew substantially during 2009, with most of the growth in core deposits. Furthermore, we increased our net interest income for the sixth consecutive year. While the economic environment remains challenging, our business fundamentals remain strong and we are well-positioned as we move into 2010. We are working diligently to manage and resolve our non-performing loans and real estate owned, and we remain committed to building long-term shareholder value. To this end, we recently completed our third 5% stock buyback and approved a fourth 5% stock buyback, and we have continued to pay quarterly cash dividends.”

Net Interest Income
Net interest income was $8.2 million and $30.8 million for the three months and year ended December 31, 2009, respectively, compared to $7.6 million and $29.8 million for the three months and year ended December 31, 2008, respectively. The increase in our net interest income for the 2009 periods compared to the 2008 periods occurred as a decrease in our interest expense period-over-period exceeded the decrease in our interest income. Our average interest rate spread increased to 2.67% and 2.43%, respectively, for the three months and year ended December 31, 2009 from 2.32% and 2.21%, respectively, for the three months and year ended December 31, 2008. The improvement in our average interest rate spread occurred as a decrease in the average yield on our interest-earning assets was more than offset by a decrease in the average rate paid on our interest-bearing liabilities. Our net interest margin also increased quarter-over-quarter to 2.96% for the three months ended December 31, 2009 from 2.84% for the three months ended December 31, 2008. Our net interest margin decreased year-over-year to 2.81% for 2009 from 2.87% for 2008. The year-over-year decrease in our net interest margin occurred primarily as a result of our deposit growth, which outpaced the growth in our interest-earning assets.
Interest income for the three months ended December 31, 2009 decreased $604,000 or 4.3% over the comparable 2008 period to $13.4 million. The decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets. The average balance of our total interest-earning assets increased $38.3 million or 3.6% to $1.11 billion for the fourth quarter of 2009 from $1.07 billion for the fourth quarter of 2008. The increase was driven by a $34.0 million increase in the average balance of our loans receivable. The average yield earned on our total interest-earning assets decreased 39 basis points to 4.83% for the fourth quarter of 2009 from 5.22% for the fourth quarter of 2008. The decrease in the average yield earned on interest-earning assets was primarily the result of the current interest rate environment, as reflected by the actions of the Federal Reserve Board’s Open Market Committee in significantly cutting the federal funds rate throughout 2008 and maintaining a rate of near zero through 2009.
Interest income for the year ended December 31, 2009 decreased $2.5 million or 4.5% over the comparable 2008 period to $53.7 million. As was the case for the three-month period, the decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets.
Interest expense for the three months ended December 31, 2009 decreased $1.2 million or 18.7% from the comparable 2008 period to $5.2 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities more than offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 74 basis points to 2.16% for the fourth quarter of 2009 from 2.90% for the fourth quarter of 2008. The average rate we paid on our total deposits decreased 81 basis points quarter-over-quarter, driven by an 89 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total deposits increased $176.0 million or 28.6% to $790.6 million for the fourth quarter of 2009 from $614.6 million for the fourth quarter of 2008 due primarily to growth in our core deposits. The average balance of our core deposits increased $121.2 million or 58.1% to $329.9 million for the fourth quarter of 2009 from $208.7 million for the fourth quarter of 2008. Although the average rate we paid on our advances from the FHLB increased 62 basis points for the fourth quarter of 2009 compared to the fourth quarter of 2008, this increase was more than offset by a decrease of $101.1 million or 40.3% in the average balance of those advances quarter-over-quarter. The average rate of our FHLB advances increased in the 2009 period, as we relied less on overnight advances than we did during the 2008 period. The average rate paid on overnight advances is substantially below the average rate paid on our other, longer-term advances from the FHLB.
Interest expense for the year ended December 31, 2009 decreased $3.6 million or 13.4% from the 2008 amount of interest expense of $22.9 million. As was the case for the three-month period, the decrease in our interest expense in 2009 occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities.
Provision for Loan Losses
As stated earlier, we recorded a provision for loan losses of $6.4 million during the fourth quarter of 2009, and our provision for loan losses amounted to $18.7 million for the year ended December 31, 2009. Our provision for loan losses amounted to $8.7 million and $9.8 million, respectively, for the quarter and year ended December 31, 2008. Our provision for loan losses of $6.4 million in the fourth quarter of 2009 was due primarily to provisions with respect to the Company’s construction loan portfolio. Approximately $5.6 million of the 2009 fourth quarter provision related to six construction loans to four borrowers with an aggregate outstanding balance of $17.1 million at December 31, 2009 (net of $1.8 million in charge-offs during the fourth quarter). With the exception of one loan with an outstanding balance of $3.9 million at December 31, 2009, all of these loans were on non-accrual status at December 31, 2009.
Our loan portfolio at December 31, 2009 included an aggregate of $34.6 million of non-performing loans, defined as non-accruing loans and accruing loans 90 days or more past due, compared to $43.6 million of non-performing loans at September 30, 2009 and $23.5 million of non-performing loans at December 31, 2008. During the fourth quarter of 2009, we charged-off a total of $13.4 million of our loans receivable, including $11.7 million of the $43.6 million in non-performing loans at September 30, 2009. All of the charge-offs were taken on loans in our construction loan portfolio. Additionally, another non-performing construction loan with a balance of $7.1 million at September 30, 2009 was transferred to REO during the fourth quarter of 2009. Although these reductions were partially offset by the addition of certain other loans to the non-performing category, the balance of our non-performing loans improved by $9.0 million during the fourth quarter of 2009 and the number of our non-performing loans decreased for the second consecutive quarter. The additions to our non-performing loans throughout 2009 have been the result of a growing number of delinquencies, including delinquencies on certain relatively large loans, primarily within our construction loan portfolio (which includes land acquisition and development loans). Of the $34.6 million balance of non-performing loans at December 31, 2009, $31.8 million of that balance was for construction loans. As of December 31, 2009, 21.3% of our $149.4 million of total outstanding construction loans were non-performing, and at such date,

$6.7 million, or 73.3%, of our allowance for loan losses was allocated to construction loans. At December 31, 2009 and December 31, 2008, our non-performing loans amounted to 4.47% and 3.06%, respectively, of loans receivable, and our allowance for loan losses amounted to 26.28% and 49.35%, respectively, of non-performing loans. At December 31, 2009 and December 31, 2008, our non-performing assets amounted to 4.64% and 2.12% of total assets, respectively. During 2009 and continuing into 2010, review of the Company’s loan portfolio, particularly its construction loans, and resolution efforts with respect to non-performing assets have been a central focus of our management team. Our ability to reduce the overall level of the Company’s non-performing assets and to resolve our existing non-performing assets without incurring significant additional provisions for loan losses or additional charge-offs is likely to be a key factor in our 2010 results of operations. Given the continuing effects of the economic recession in the Company’s market area in general and, in particular, on some of the Company’s larger borrowers, some of whom are in troubled financial condition and either are or may soon be involved in bankruptcy proceedings, no assurance can be given that additional provisions for loan losses or loan charge-offs may not be required in the coming quarters.
Non-Interest Income and Expenses
Our total non-interest income increased to $503,000 for the fourth quarter of 2009 from $271,000 for the fourth quarter of 2008. The increase was due in part to an impairment charge on investment securities of $539,000 during the fourth quarter of 2008 with no such charge during the fourth quarter of 2009. This increase, however, was substantially offset by a $409,000 increase in net loss on real estate owned, due primarily to additional construction, maintenance and utility expenses related to certain REO properties. Our other non-noninterest income increased $119,000 quarter-over-quarter due primarily to an $83,000 increase in rental income as a result of rent received on certain REO properties.
Our total non-interest income decreased $4.5 million to a loss of $1.5 million for the year ended December 31, 2009 from income of $3.1 million for the year ended December 31, 2008. The decrease was due primarily to a $5.4 million increase in net loss on real estate owned year-over-year. The $5.5 million net loss on real estate owned recognized during 2009 was due primarily to an expense of $4.5 million in the aggregate to write-down the value of certain REO properties during the third quarter of the year, as well as to additional expenses to maintain our REO properties throughout the year. This was partially offset as no securities impairment charge was recognized during 2009 compared to an impairment charge on investment securities of $869,000 recognized during 2008.
Our total non-interest expenses for the fourth quarter of 2009 amounted to $5.7 million, representing an increase of $188,000 or 3.4% from the fourth quarter of 2008. The most significant increases were in occupancy and data processing expenses. The increase in occupancy expense was due in part to higher real estate taxes, as well as services related to certain upgrades to our computer network. The increase in data processing expense was due largely to the growth in our deposits and a higher number of deposit transactions.

Our total non-interest expenses for the year ended December 31, 2009 amounted to $23.1 million, representing an increase of $1.9 million or 8.7% from year ended December 31, 2008. The most significant increase was in our deposit insurance premium expense, which increased $1.3 million or 260.1% to $1.8 million for 2009. The increase in the insurance premium was due to an increase in our regular quarterly premium as a result of a new fee structure implemented by the FDIC, as well as a special assessment by the FDIC on all insured institutions during the second quarter of 2009. Our occupancy, data processing and professional services expenses experienced the next largest increases year-over-year.
The Company recorded an income tax benefit of approximately $1.4 million for the fourth quarter of 2009 compared to a benefit of approximately $2.4 million for the fourth quarter of 2008. The Company recorded an income tax benefit of approximately $5.3 million for the year 2009 compared to a benefit of approximately $278,000 for the year 2008.
Balance Sheet
The Company’s total assets increased $48.4 million, or 4.1%, to $1.24 billion at December 31, 2009 compared to $1.19 billion at December 31, 2008. The most significant growth was in our REO, which grew by $21.1 million to $22.8 million at December 31, 2009 compared to $1.7 million at December 31, 2008. The growth in REO was due to the acquisition of collateral properties in settlement of certain non-performing loans. Despite these loan settlements, the balance of our net loans receivable increased $8.0 million during 2009. Our largest loan growth was in multi-family residential and commercial real estate loans, which increased $33.4 million during 2009 and home equity lines of credit, which increased $9.2 million during 2009. These increases were substantially offset by decreases in our one- to four-family residential loans and construction loans of $20.9 million and $15.9 million, respectively. Our total cash and cash equivalents increased $12.9 million to $44.7 million at December 31, 2009 compared to $31.9 million at December 31, 2008. Additionally, the aggregate balance of our investment securities held to maturity and available for sale increased $15.0 million year-over-year, but was offset by a decrease of $18.9 million in the aggregate balance of our mortgage-backed securities held to maturity and available for sale. Our prepaid expenses and other assets increased $9.5 million during 2009 to $10.5 million at December 31, 2009 due primarily to a federal income tax refund receivable of $5.4 million and a prepaid FDIC assessment of $4.3 million. The federal income tax refund receivable was primarily a result of our net loss for the year. The prepaid FDIC assessment was a result of the FDIC’s requirement for all insured financial institutions to prepay their quarterly assessments through 2012.
Our total deposits increased $185.3 million or 27.9% to $850.2 million at December 31, 2009 compared to $665.0 million at December 31, 2008. The increase during 2009 was due to growth in both core deposits and certificate accounts, but the largest increase was in our core deposits. During 2009, our savings and money market accounts grew $117.4 million, or 79.3%, and our checking accounts grew $22.4 million, or 21.2%, resulting in an increase to core deposits of $139.8 million, or 55.1%. Our certificate accounts also increased, growing $45.5 million or 11.0%. A significant portion of the funds from our deposit growth were used to pay down our advances from the FHLB. Advances from the FHLB decreased $110.3 million or 42.9% to $146.7 million at December 31, 2009 compared to $257.1 million at December 31, 2008. The repayment of a portion of our advances was based on a number of factors including an evaluation of our overall liquidity and leverage positions, as well as our collateral position with the FHLB.

Our total stockholders’ equity decreased to $214.2 million at December 31, 2009 from $238.1 million at December 31, 2008. The decrease was due primarily to the net losses incurred, as well as costs incurred for our stock repurchase programs during the year. Our retained earnings decreased by $11.2 million at December 31, 2009 compared to December 31, 2008 primarily as a result of our $7.2 million loss for the year 2009 combined with the payment of quarterly cash dividends of $4.0 million in the aggregate. During the year 2009, we repurchased approximately 2.3 million shares of the Company’s common stock for an aggregate cost of approximately $16.7 million as part of our stock repurchase plans. Our decisions to repurchase our common stock were based on determinations by management and the Board of Directors that the current trading price of our stock, which remains below book value, provided an opportunity to utilize our current capital to repurchase shares in a manner intended to positively affect shareholder value. Towards this end, we recently announced a new share repurchase plan, our fourth, after the completion of our third share repurchase plan in January 2010. Our flexibility to undertake such a strategy is the result of our strong overall capital position. Even after the impact of our losses for the quarter and the year, the Bank’s regulatory capital levels far exceed requirements for well capitalized institutions.
Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as 12 additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of December 31, 2009, Abington Bancorp had $1.24 billion in total assets, $850.2 million in total deposits and $214.2 million in stockholders’ equity.
This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations and the adequacy of our allowance for loan losses. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2009	December 31, 2008
ASSETS
Cash and due from banks	$18,941,066	$23,074,990
Interest-bearing deposits in other banks	25,773,173	8,788,354

Total cash and cash equivalents	44,714,239	31,863,344
Investment securities held to maturity (estimated fair value—2009, $20,787,269; 2008, $20,590,495)	20,386,944	20,389,106
Investment securities available for sale (amortized cost—2009, $82,905,101; 2008, $67,782,158)	84,317,271	69,323,505
Mortgage-backed securities held to maturity (estimated fair value—2009, $77,297,497; 2008, $81,702,915)	77,149,936	83,093,064
Mortgage-backed securities available for sale (amortized cost—2009, $133,916,731; 2008, $148,601,190)	138,628,592	151,628,507
Loans receivable, net of allowance for loan losses (2009, $9,090,353; 2008, $11,596,784)	764,559,941	756,552,352
Accrued interest receivable	4,279,032	4,856,707
Federal Home Loan Bank stock—at cost	14,607,700	14,607,700
Cash surrender value — bank owned life insurance	40,983,202	39,184,889
Property and equipment, net	10,423,190	11,070,542
Real estate owned	22,818,856	1,739,599
Deferred tax asset	4,711,447	4,456,103
Prepaid expenses and other assets	10,531,771	988,060

TOTAL ASSETS	$1,238,112,121	$1,189,753,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$45,146,650	$37,194,591
Interest-bearing	805,053,843	627,755,843

Total deposits	850,200,493	664,950,434
Advances from Federal Home Loan Bank	146,739,435	257,051,203
Other borrowed money	16,673,480	17,609,637
Accrued interest payable	1,807,334	2,617,721
Advances from borrowers for taxes and insurance	3,142,470	3,275,285
Accounts payable and accrued expenses	5,366,909	6,148,613

Total liabilities	1,023,930,121	951,652,893

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 21,049,025 shares in 2009, 23,369,916 shares in 2008	244,602	244,602
Additional paid-in capital	201,922,651	201,378,465
Treasury stock—at cost, 3,411,215 shares in 2009, 1,090,324 shares in 2008	(27,446,596)	(10,525,100)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(14,299,378)	(15,138,418)
Recognition & Retention Plan Trust (RRP)	(3,918,784)	(5,593,821)
Deferred compensation plans trust	(995,980)	(1,190,857)
Retained earnings	54,804,913	66,007,138
Accumulated other comprehensive income	3,870,572	2,918,576

Total stockholders’ equity	214,182,000	238,100,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,238,112,121	$1,189,753,478

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
INTEREST INCOME:
Interest on loans	$10,269,490	$10,357,852	$40,320,206	$41,940,531
Interest and dividends on investment and mortgage-backed securities:
Taxable	2,756,995	3,233,355	11,779,255	11,833,507
Tax-exempt	399,960	393,010	1,604,606	1,403,069
Interest and dividends on other interest-earning assets	7,539	53,668	41,076	1,084,898

Total interest income	13,433,984	14,037,885	53,745,143	56,262,005

INTEREST EXPENSE:
Interest on deposits	3,550,329	4,008,843	15,439,913	17,024,229
Interest on Federal Home Loan Bank advances	1,639,615	2,360,123	7,422,856	9,115,346
Interest on other borrowed money	17,553	37,310	73,767	358,312

Total interest expense	5,207,497	6,406,276	22,936,536	26,497,887

NET INTEREST INCOME	8,226,487	7,631,609	30,808,607	29,764,118
PROVISION FOR LOAN LOSSES	6,412,757	8,724,576	18,736,847	9,759,936

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,813,730	(1,092,967)	12,071,760	20,004,182

NON-INTEREST INCOME (LOSS)
Service charges	411,925	422,638	1,587,440	1,645,537
Income on bank owned life insurance	444,835	450,382	1,798,313	1,886,763
Net loss on real estate owned	(558,945)	(149,744)	(5,542,750)	(149,744)
Net gain on sale of securities	—	—	5,102	146,375
Impairment charge on investment securities	—	(538,667)	—	(869,194)
Other income	204,917	86,390	656,754	394,778

Total non-interest income (loss)	502,732	270,999	(1,495,141)	3,054,515

NON-INTEREST EXPENSES
Salaries and employee benefits	2,831,551	2,807,467	11,335,543	11,295,243
Occupancy	660,390	554,749	2,394,930	2,149,662
Depreciation	229,924	220,207	906,581	832,779
Professional services	289,138	326,284	1,323,161	1,214,869
Data processing	430,739	375,937	1,606,529	1,495,742
Deposit insurance premium	341,433	321,109	1,827,672	507,587
Advertising and promotions	132,407	120,831	442,076	496,130
Director compensation	227,231	219,711	900,795	853,807
Other	563,748	572,356	2,331,321	2,371,697

Total non-interest expenses	5,706,561	5,518,651	23,068,608	21,217,516

(LOSS) INCOME BEFORE INCOME TAXES	(3,390,099)	(6,340,619)	(12,491,989)	1,841,181

INCOME TAX BENEFIT	(1,398,798)	(2,417,271)	(5,299,167)	(278,424)

NET (LOSS) INCOME	$(1,991,301)	$(3,923,348)	$(7,192,822)	$2,119,605

BASIC (LOSS) EARNINGS PER COMMON SHARE	$(0.10)	$(0.18)	$(0.36)	$0.10
DILUTED (LOSS) EARNINGS PER COMMON SHARE	$(0.10)	$(0.18)	$(0.36)	$0.09

BASIC AVERAGE COMMON SHARES OUTSTANDING:	19,339,207	21,264,427	19,805,868	21,899,094
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	19,339,207	22,041,995	19,805,868	22,630,136

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.83%	5.22%	4.90%	5.42%
Average rate on interest-bearing liabilities	2.16%	2.90%	2.47%	3.21%
Average interest rate spread(2)	2.67%	2.32%	2.43%	2.21%
Net interest margin(2)	2.96%	2.84%	2.81%	2.87%
Average interest-earning assets to average interest-bearing liabilities	115.63%	121.73%	118.21%	125.66%
Net interest income after provision for loan losses to non-interest expense	31.79%	(19.81)%	52.33%	94.28%
Total non-interest expense to average assets	1.84%	1.88%	1.91%	1.88%
Efficiency ratio(3)	65.37%	69.82%	78.70%	64.65%
Return on average assets	(0.64)%	(1.34)%	(0.59)%	0.19%
Return on average equity	(3.63)%	(6.55)%	(3.15)%	0.86%
Average equity to average assets	17.70%	20.43%	18.85%	21.86%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	4.47%	3.06%	4.47%	3.06%

Non-performing assets as a percent of total assets(5)	4.64%	2.12%	4.64%	2.12%

Allowance for loan losses as a percent of non-performing loans	26.28%	49.35%	26.28%	49.35%

Allowance for loan losses as a percent of total loans	1.17%	1.51%	1.17%	1.51%

Net charge-offs to average loans receivable	8.49%	0.01%	2.81%	0.00%

Capital Ratios(6):
Tier 1 leverage ratio	13.14%	14.20%	13.14%	14.20%
Tier 1 risk-based capital ratio	20.04%	22.06%	20.04%	22.06%
Total risk-based capital ratio	21.16%	23.32%	21.16%	23.32%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended December 31, 2009 and 2008, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA (continued)

	December 31,	September 30,	December 31,
	2009	2009	2008
	(Dollars in Thousands)

Non-accruing loans:
One- to four-family residential	$237	$239	$—
Multi-family residential and commercial real estate	2,338	261	2,597
Construction	25,766	31,477	20,594
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total non-accruing loans	28,341	31,977	23,191

Accruing loans 90 days or more past due:
One- to four-family residential	110	633	311
Multi-family residential and commercial real estate	—	—	—
Construction	5,998	10,844	—
Commercial business	—	—	—
Home equity lines of credit	141	97	—
Consumer non-real estate	—	—	—

Total accruing loans 90 days or more past due	6,249	11,574	311

Total non-performing loans(1)	34,590	43,551	23,502

Real estate owned, net	22,819	18,181	1,740

Total non-performing assets	$57,409	$61,732	$25,242

Total non-performing loans as a percentage of loans	4.47%	5.53%	3.06%

Total non-performing loans as a percentage of total assets	2.79%	3.55%	1.98%

Total non-performing assets as a percentage of total assets	4.64%	5.03%	2.12%

(1)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

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